Exhibit 99.1

Myomo Reports 2020 First Quarter Financial Results

21% Year-Over-Year Revenue Growth; 51% Sequential Increase in Authorization Backlog

Conference call begins at 4:30 p.m. Eastern time today

CAMBRIDGE, Mass. (May 14, 2020) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the first quarter ended March 31, 2020.

Financial and operational highlights include the following (all comparisons are with the first quarter of 2019 unless otherwise noted):

•	Revenue was $1.0 million, up 21% compared with $0.8 million.

•	Revenue from direct billing was a record 62% of total revenue, compared with 26% of total revenue.

•	Gross margin increased 300 basis points to 68.4% from 65.4%.

•	The reimbursement pipeline contained more than 700 MyoPro units as of March 31, 2020, compared with 594 units as of December 31, 2019.

•	72% of the MyoPro pipeline now represents direct billing units and more than 90% of the new candidates entering the pipeline during the first quarter are to be directly billed to insurance payers.

•

Backlog, which represents insurance authorizations received but not yet converted to revenue, was 80 units as of March 31, 2020, a 51% increase compared with 53 units as of December 31, 2019; approximately 30% of the December 31, 2019 backlog was converted into revenue in the first quarter.

Management Commentary

“I’m pleased we were able to deliver solid topline financial results and a growing backlog in this challenging environment, where MyoPro fittings have been delayed by efforts to contain the coronavirus,” said Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Our focus during the second quarter is to continue to grow our pipeline and authorizations backlog via telehealth and social media marketing, while reducing our spending as we wait for public health and travel restrictions to be eased so that we can resume fitting and delivering our MyoPro product to the growing number of patients in the queue.”

Financial Results

	For the Three Months Ended March 31,		Period-to-Period Change
	2020	2019	$	%
Revenue	$1,008,145	$830,066	$178,079	21%
Cost of revenue	318,651	286,802	31,849	11%

Gross profit	$689,494	$543,264	$146,230	27%

Gross margin	68%	65%		3%

Revenue for the first quarter of 2020 was $1.0 million, an increase of 21% compared with the first quarter of 2019. Revenue growth was achieved through a higher average selling price, reflecting a record amount of direct billing revenues, partially offset by a slightly lower number of revenue units in the first quarter of 2020, compared with the same period a year ago.

Gross margin for the first quarter of 2020 was 68%, compared with 65% for first quarter of 2019. The increase primarily reflects a higher average selling price.

Operating expenses for the first quarter of 2020 were $4.1 million, an increase of 27% over the first quarter of 2019.    The increase primarily reflects higher compensation costs associated with the addition of sales, customer service and reimbursement personnel, as well as higher marketing expenses and professional service expenses.

Operating loss for the first quarter of 2020 increased to $3.4 million from $2.7 million in the first quarter of 2019. Net loss for the first quarter of 2020 was $3.8 million, compared with a net loss of $2.6 million, for the same period of 2019. Net loss in the first quarter of 2020 includes a charge of $0.2 million related to the partial extinguishment of the Company’s term loan.

Adjusted EBITDA1 for the first quarter of 2020 was a negative $3.3 million, compared with a negative $2.5 million for the first quarter of 2019. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Financial Outlook

“As a result of public health mandates and travel restrictions that are temporarily constraining our revenues, we expect second quarter revenue to be substantially below first quarter revenue,” said Mr. Gudonis. “We have taken actions to reduce payroll and other costs by over $500,000 in the second quarter in order to minimize the cash burn, which nonetheless is expected to be higher in the quarter due to expected usage of cash for working capital. We are hopeful that operations will return to a more normal pace in the coming weeks. Until then, we continue to have success in building our authorization backlog, which currently stands at a record 100 MyoPro units that we intend to deliver and convert into revenue as rapidly as possible once conditions allow.”

Liquidity

Cash and cash equivalents as of March 31, 2020 were $13.7 million. Cash burn was $2.4 million for the first quarter. The Company believes it has sufficient cash to meet its operating requirements for at least the next 12 months. However, if public health and travel restrictions continue into the third quarter of 2020, the Company may require additional capital to fund its operations beyond the second quarter of 2021.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. ET. To access the conference call, please dial 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call can also be accessed at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 28, 2020; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode #10143817.

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

Non-GAAP Financial Measures

Myomo has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the impact of COVID-19 on the Company’s revenues in the second quarter of 2020 and beyond, its current authorization backlog and its cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to resume normal operations and resume interactions with patients in order to cast, deliver and fit our custom-fabricated device, which is impacting our ability to generate revenues;

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

(tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,
	2020	2019
Revenue	$1,008,145	$830,066
Cost of revenue	318,651	286,802

Gross profit	689,494	543,264

Operating expenses:
Research and development	506,953	446,348
Selling, general and administrative	3,604,968	2,779,711

	4,111,921	3,226,059

Loss from operations	(3,422,427)	(2,682,795)

Other expense (income)
Change in fair value of derivative liabilities	(82,101)	(41,970)
Interest (income) expense and other expense, net	135,209	(42,765)
Non-cash interest expense, debt discount	166,643	—
Loss on extinguishment of debt	159,202	—

	378,953	(84,735)

Loss before income taxes	(3,801,380)	(2,598,060)
Income tax expense	613	—

Net loss	$(3,801,993)	$(2,598,060)

Deemed dividend on repricing of warrants (Revised)	670,632	797,637

Net loss attributable to common stockholders	$(4,472,625)	$(3,395,697)

Weighted average number of common shares outstanding:
Basic and diluted	1,778,708	498,050

Net loss per share attributable to common stockholders (1)
Basic and diluted	$(2.51)	$(6.82)

(1)	Share and per share amounts have been restated to give effect to the Company’s 1-for-30 reverse stock split effected January 30, 2020

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,726,482	$4,465,455
Accounts receivable, net	299,287	424,287
Inventories, net	602,881	439,533
Prepaid expenses and other current assets	937,218	820,206

Total Current Assets	15,565,868	6,149,481
Restricted cash	75,000	75,000
Deferred offering costs	131,976	219,240
Equipment, net	139,205	154,972

Total Assets	$15,912,049	$6,598,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt, net of discount of $298,542 and $676,703 at March 31 2020 and December 31, 2019, respectively	$1,427,393	$1,763,887
Accounts payable and accrued expenses	2,628,328	1,738,450
Derivative liabilities	40,605	378,239
Deferred revenue	4,131	2,913
Customer advance payments	27,340	40

Total Current Liabilities	4,127,797	3,883,529
Long-term debt, net of discount of $36,169 at December 31, 2019	—	888,961
Deferred revenue	1,495	1,495

Total Liabilities	4,129,292	4,773,985

Commitments and Contingencies
Stockholders’ Equity:
Common stock	281	57
Additional paid-in capital	71,716,915	57,957,097
Accumulated deficit	(59,927,975)	(56,125,982)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	11,782,757	1,824,708

Total Liabilities and Stockholders’ Equity	$15,912,049	$6,598,693

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

Three Months Ended March 31,	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,801,993)	$(2,598,060)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	26,388	21,627
Stock-based compensation	123,209	207,605
Bad debt expense	24,000	16,275
Non-cash interest expense, debt discount	166,643	—
Amortization of original issue discount	67,132	—
Loss on extinguishment of debt	159,202	—
Change in fair value of derivative liabilities	(82,101)	(41,970)
Loss on disposal of asset	—	320
Other non-cash charges	(3,159)	—
Changes in operating assets and liabilities:
Accounts receivable	101,000	(33,912)
Inventories	(169,826)	(131,871)
Prepaid expenses and other current assets	(117,016)	(128,256)
Other assets	57,987	—
Accounts payable and accrued expenses	974,991	(432,998)
Deferred revenue	1,218	23,850
Customer advance payments	27,300	(22,492)

Net cash used in operating activities	(2,445,025)	(3,119,882)

CASH FLOWS FROM INVESTING ACTIVITIES	(7,878)	(5,404)
CASH FLOWS FROM FINANCING ACTIVITIES	11,713,953	5,818,051
Effect of foreign exchange rate changes on cash	(23)	—

Net increase in cash, cash equivalents and restricted cash	9,261,027	2,692,765

Cash, cash equivalents and restricted cash, beginning of period	4,540,455	6,615,794

Cash, cash equivalents and restricted cash, end of period	$13,801,482	$9,308,559

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2020	2019
GAAP net loss	$(3,801,993)	$(2,598,060)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	135,209	(42,765)
Non-cash interest expense, debt discount	166,643	—
Loss on extinguishment of debt	159,202	—
Depreciation expense	26,388	21,627
Stock-based compensation	123,209	207,605
Change in fair value of derivative liabilities	(82,101)	(41,970)
Income tax expense	613	—

Adjusted EBITDA	$(3,272,830)	$(2,453,563)

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